Exhibit 99

INTERNET AMERICA COMPLETES APPLICATION FOR RECOVERY ACT FUNDING

•	Internet America Southeast Texas Rural Community Broadband Development Initiative will expand Texas high-speed Internet to an additional 35 Texas counties
•	Proposed system design will invest $27 million in rural Texas
•	Award will expand broadband access, create jobs, and improve economic, healthcare and educational opportunities in rural communities

HOUSTON, August 26, 2009 — Internet America, Inc. (OTCBB: GEEK) today announced the submission of its application to the Broadband Initiatives Program and Broadband Technology Opportunities Program under the American Recovery and Reinvestment Act.  Utilizing funding from the Recovery Act and other sources, Internet America proposes to expand its fixed Point-to-Multipoint wireless infrastructure from its existing service areas to unserved and underserved areas of 35 counties in southeast Texas.  In the proposed rural coverage area, there are an estimated 135,000 households, including 99,500 who currently have no high-speed Internet access. The project will also bring service to approximately 15,600 businesses and 600 community anchor institutions, public safety entities and critical community organizations.

The Internet America Infrastructure Project employs three important core competencies of the Company’s current operations:

•	creating public/private alliances with local community anchor institutions to improve opportunities, communication and awareness of the availability of high-speed Broadband;
•	commencing projects rapidly by leveraging existing vendor and contractor relationships; and
•	offering open infrastructure on which qualified resellers can provide choice of service providers to the end-user.

William (Billy) Ladin, Chairman and CEO of Internet America, said “Access to high-speed Internet is now an essential tool to compete in this 21st-century economy and should be available to every American. The availability of this technology is critical to education, healthcare and public service entities in these rural markets. By reaching over 600 community anchor institutions along with a large number of unserved households, we will meet the objectives of the Administration and continue our long standing commitment to rural Broadband expansion.”

He continued, “Our past success in other unserved areas in rural Texas includes building out Internet infrastructure, providing direct end-user services, supporting local non-profit and public service organizations and permitting use of our existing system for qualified resellers. The reseller model creates local jobs, gives consumers a choice of providers and connects the end-user to a local business.”

About Internet America
Internet America is a leading Internet service provider serving the Texas market.  Based in Houston, Internet America offers businesses and individuals a wide array of Internet services including broadband Internet delivered wirelessly and over DSL, dedicated high-speed access, web hosting, and dial-up Internet access. Internet America provides customers a wide range of related value-added services, including Fax2email, online backup and storage solutions, parental control software, and global roaming solutions.  Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care.  Additional information on Internet America is available on the Company's web site at http:/www.internetamerica.com.

This press release may contain forward-looking statements relating to future business expectations. These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change, and actual results may differ materially and without limitation as a result of a number of risk factors. A more detailed list of cautionary statements is included in our other publicly filed reports and documents.